Exhibit 4.16

English Translation

Party A: China Wave Group Limited, whose registered address is 2nd Floor, Abbott Building, Road Town, Tortola, British Virgin Islands and authorized representative is Hendrick Sin;

Party B: Shenzhen Lanyue Internet Technology Co., Ltd, whose registered address is 1085-1086, Shangshuyuan Commerce Podium Building, Meilin Road, Meilin Sub-district, Futian District, Shenzhen and legal representative is Ken Jian Xiao.

Party A and Party B shall be hereinafter each referred to as a “Party” or collectively as the “Parties”.

The Parties hereby enter into the following written agreement:

1.	Party A agrees and acknowledges that it is obligated to provide Party B with constant financial support to meet Party B’s need for capital to carry out business.

2.	The Parties agree that once executed, this Agreement shall take effect as of 1 September 2013 and be binding upon the Parties.

3.	This Agreement shall be governed by the laws of the People’s Republic of China.

4.	Any dispute arising from or in connection with this Agreement shall be first resolved through friendly negotiations by the Parties. If it cannot be resolved within 30 days after one Party gives a written notice to the other Party requesting for resolution through negotiations, either Party may submit such dispute to China International Economic and Trade Arbitration Commission for arbitration in accordance with then effective arbitration rules. The venue of arbitration shall be in Beijing, and the arbitration proceedings shall be conducted in Chinese. The arbitration award shall be final and binding upon the Parties.

5.	The Parties may amend or supplement this Agreement by reaching a written agreement. The amendment and supplement to this Agreement signed by the Parties shall be an integral part of this Agreement and have the same legal effect as this Agreement.

6.	Party B is currently applying for (i) the Value-added Telecom Service Operation License, (ii) the Internet Publication Permit, and (iii) the Network Culture Operation License (collectively, the “Qualifications for Operating Mobile Online Games”). Upon obtaining the Qualifications for Operating Mobile Online Games, Party B will engage in the value-added telecom service as well as the development and operation of mobile games and online games. Both Parties acknowledge and agree that the matters contemplated hereby is subject to Party B’s obtaining of the Qualifications for Operating Mobile Online Games and expansion of its business scope to include the value-added telecom service and the development and operation of mobile games and online games. If Party B fails to obtain the Qualifications for Operating Mobile Online Games and complete such expansion or change of its business scope by 31 December 2015, then unless otherwise agreed by Party A in writing, this Agreement shall terminate on such date, and both parties shall cooperate in good faith and take all such reasonable actions and execute all such reasonable and necessary documents as required to restore each party’s status prior to the date of this Agreement.

(No Text Below)

(No text in this page and this is the signature page of this Supplementary Agreement.)

Party A:	China Wave Group Limited [Company Seal Affixed]

Signed by:	/s/ Hendrick Sin
Hendrick Sin
Authorized Representative

Party B:	Shenzhen Lanyue Internet Technology Co., Ltd [Company Seal Affixed]

Signed by:	/s/ Ken Jian Xiao
Ken Jian Xiao
Legal Representative

Signature Date:	, 2013

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